Exhibit 99.1

                     For Immediate Release
               For Further Information, Contact:
          Brian Arsenault, SVP, Corporate Communications
                          207 761-8517

           Banknorth Receives All Regulatory Approvals
                  To Acquire Ipswich Bancshares
                  Transaction to Close July 26

Portland, Maine, July 18, 2002 - Banknorth Group, Inc. (NASDAQ:
BKNG), a multi-state banking and financial services holding company headquartered in Portland, Maine, announced today that it has received all regulatory approvals to complete the acquisition of Ipswich Bancshares, Inc. (NASDAQ: IPSW) reached for approximately $41.1 million in cash and stock. The acquisition will be finalized on July 26, 2002.

The Company's Massachusetts banking division, Banknorth
Massachusetts, will increase to 115 branches with over $9 billion in assets.two Massachusetts banks. The operational conversion of the acquisition will occur during the second half of 2002.

"As I said when we announced this acquisition, Ipswich is a natural extension of our Massachusetts franchise and adds some great communities to our community banking network," said William
J. Ryan, Chairman, President and Chief Executive Officer of Banknorth Group. "The Ipswich market is essentially `next door' to our presence in the Andover, Topsfield and Gloucester market areas."

Ipswich Bancshares has banking offices in Ipswich, Beverly, North
Andover, Essex, Reading, Rowley, Marblehead and Salem.

The terms of the agreement call for outstanding shares of Ipswich common stock, other than treasury shares and dissenters' shares, to be converted into the right to receive $20.50 per share in cash or a number of whole shares of Banknorth determined by dividing $20.50 by the average closing prices of the Banknorth common stock over a specified period, plus cash in lieu of any fractional share interest.

The terms are subject to election and allocation procedures which are intended to ensure that 51% of the outstanding Ipswich common stock will be converted into the right to receive Banknorth common stock and 49% of the outstanding Ipswich common stock will be converted into the right to receive cash. The transaction is intended to qualify as a reorganization for federal income tax purposes, with the result that shareholders who exchange their Ipswich stock solely for Banknorth stock will do so on a tax-free basis.

2

Banknorth Group, Inc., headquartered in Portland, Maine, is one of the country's 35 largest commercial banking companies with total assets of $21.3 billion at June 30, 2002. The Company's banking subsidiary, Banknorth, N.A., operates banking divisions in Maine, New Hampshire, Vermont, New York, and Connecticut, as well as Massachusetts.

The Company also operates divisions and subsidiaries in insurance, money management, investment planning and leasing. Other subsidiaries and divisions provide services in mortgage banking, government banking, asset based lending, private banking, merchant services and other financial services.